FOR IMMEDIATE RELEASE

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. ACQUIRES SPRINGHILL SUITES HOTEL IN PEABODY, MASS.

NEW YORK – July 19, 2012 ––Lightstone Value Plus Real Estate Investment Trust II, Inc. (“Lightstone Value Plus II” or the “Company”) announced today that on July 13, 2012 it completed the acquisition of the SpringHill Suites, a 164-suite hotel located in Peabody, Mass., for approximately $9.25 million before adjustments. The property was originally constructed at a total cost of approximately $17 million.

Lightstone Value Plus II intends to invest approximately $2.3 million for certain improvements to the SpringHill Suites Peabody hotel in accordance with a property improvement plan.

The acquisition was funded with cash and proceeds from a $5.2 million mortgage obtained by Lightstone Value Plus II from the Bank of the Ozarks.

“We are pleased to announce the acquisition of the SpringHill Suites Peabody hotel,” said Eric D. Marx, Senior Vice President of The Lightstone Group. “This acquisition fits within our strategy of growing our portfolio through value-added acquisitions.”

The SpringHill Suites Peabody hotel, built in 2001, is approximately 10 minutes south of the soon to be renovated and rebranded DoubleTree by Hilton Boston Northshore, which is owned by a Lightstone affiliate, Lightstone Value Plus Real Estate Investment Trust, Inc. (“Lightstone Value Plus I”).

Important Notice

Lightstone Value Plus II is a publicly registered, non-traded real estate investment program sponsored by The Lightstone Group, LLC. Additional information about Lightstone Value Plus I and Lightstone Value Plus II can be found on their website at

http://www.iconinvestments.com/securities/lightstone.

Lightstone Value Plus II filed a registration statement on Form S-11 (including a prospectus) with the United States Securities and Exchange Commission (the "SEC") on June 9, 2008 in connection with its initial public offering, and the registration statement became effective on February 17, 2009. The final prospectus, dated May 1, 2012, is available on the SEC's website at http://www.sec.gov/Archives/edgar/data/1436975/000114420412025585/v311196_424b3.htm.

Lightstone Value Plus II filed a registration statement on Form S-11 (including a prospectus) with the SEC on November 4, 2011 with respect to a follow-on offering of its shares of common stock. The registration statement has not yet become effective. The preliminary prospectus, dated February 13, 2012, is available on the SEC's website at http://www.sec.gov/Archives/edgar/data/1436975/000114420412007813/v245073_s11a.htm.

Company Contact:

Eric Marx

The Lightstone Group

Email: Emarx@lightstonegroup.com

773 904 0401

Media Contact:

Adam Friedman

Adam Friedman Associates

Email: adam@adam-friedman.com

917 675 6250

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